Exhibit 99.1

PNM `Boutique' Strategy Key to Wholesale Success, CEO Tells Analysts

ALBUQUERQUE, N.M. October 31, 2000 - Providing products tailored to the needs of individual customers has allowed PNM, Public Service Company of New Mexico (NYSE:PNM), to create its own sustainable niche in the wholesale power market, PNM Chairman, President and Chief Executive Officer Jeff Sterba told a group of Wall Street analysts today.

"Commodity markets are necessarily based on trading volume, and volume requires a standardized, one-size-fits-all product," Sterba said. "But the reality is that one size doesn't fit all. Different customers have different requirements for their electric power, and PNM has built its success in the wholesale market on meeting those needs."

PNM wholesale power revenues tripled over the past four years, from $121.3 million in 1996 to $365.4 million in 1999. For the first nine months of the current year, wholesale revenues were up nearly 95 percent over 1999 levels.

Speaking to industry analysts gathered at the Edison Electric Institute's 35th Annual Financial Conference in San Francisco on Tuesday, Sterba said PNM expects to triple its wholesale revenues over the next five years. The company plans to double the size of its generating portfolio to support that expanded business.

PNM net earnings for the nine months ended Sept. 30, 2000 totaled $86.9 million, or $2.17 per share (diluted) on total operating revenues of $1.15 billion, compared to earnings of $66.2 million, or $1.60 per share in the first three quarters of 1999.

Based on results from the first three quarters and continued strength in the wholesale market in the Southwest and West, PNM expects to earn between 45 and 55 cents per share in the final quarter of 2000, for a total of $2.40 to $2.50 per share for the year, Sterba said. In 2001, the company expects to earn between $2.50 and $2.60 a share.

PNM today combines a predictable revenue stream and healthy cash flow from its regulated utility, a rapidly expanding wholesale business and new growth opportunities in energy and information technology, Sterba said.

PNM supports opening New Mexico's retail electric power market to customer choice beginning in 2002, Sterba continued. "Customers today are concerned about price volatility in a competitive market," he said. "People want assurance that adequate power will continue to be available at affordable prices. We are working closely with representatives of all customer groups to craft a plan that may provide rate stability during the transition to a fully functioning competitive market. With that plan in place, New Mexico can remain on track toward customer choice."

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                            Exhibit 99.1 (Continued)

PNM operates a combined electric and gas utility serving approximately 1.3 million people in New Mexico and sells power on the wholesale market. Avistar, a wholly-owned subsidiary of PNM, operates an advanced meter servicing business in California and Nevada and is assisting e-commerce provider AMDAX.com in launching an Internet-based energy auction system. PNM stock is traded primarily on the NYSE under the symbol PNM.

The PNM EEI Financial Conference presentation will be webcast on Tuesday, October 31, at 1:30 p.m.(EST) through pnm.com. The presentation will also be available for viewing at pnm.com

Statements made in this news release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and the company assumes no obligation to update this information. Because actual results may differ materially from expectations, the company cautions readers not to place undue reliance on these statements. A number of factors, including weather, fuel costs, changes in supply and demand in the market for electric power, the performance of generating units and transmission system, and the actions of state and federal regulatory agencies including rulings pursuant to the N.M. Electric Utility Industry Restructuring Act could cause PNM operating revenues and earnings to differ from results forecast in this press release. For a detailed discussion of the important factors affecting PNM, please see
"Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 1999, Form 10-Q for the quarter ended June 30, 2000 and Form 8-K filings with the Securities and Exchange Commission.


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